Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

WMI HOLDINGS CORP.

(a Washington corporation)

WITH AND INTO

WMIH CORP.

(a Delaware corporation)

RECITALS

WHEREAS, WMI Holdings Corp. (“WA WMI”) is a corporation duly organized and existing under the laws of the State of Washington;

WHEREAS, WMIH Corp. (“DE WMI”) is a corporation duly organized and existing under the laws of the State of Delaware, and a direct wholly owned subsidiary of WA WMI;

WHEREAS, pursuant to the terms of WA WMI’s Series B Convertible Preferred Stock, WA WMI will be required to repurchase any or all outstanding shares of Series B Convertible Preferred Stock upon a failure to have, not later than July 5, 2015, reincorporated from the State of Washington to the State of Delaware (such reincorporation, the “Reincorporation”);

WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions stated herein, WA WMI be merged with and into DE WMI, and that DE WMI be the surviving corporation of such merger (the “Merger”);

WHEREAS, the Merger will effectuate the Reincorporation;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code;

WHEREAS, the Board of Directors of DE WMI has (i) determined that the Merger is advisable, fair to, and in the best interests of DE WMI and its sole stockholder, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the terms and conditions set forth in this Agreement, pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) recommended that the sole stockholder of DE WMI approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of WA WMI has (i) determined that the Merger and the Reincorporation is advisable and in the best interest of WA WMI and its shareholders, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Reincorporation, and (iii) submitted to its shareholders this Agreement, and the principal terms of the Merger as requested herein, to the shareholders for their consideration and approval.

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

Section 1

Merger

1.1 At the Effective Time (as defined below), WA WMI shall be merged with and into DE WMI, the separate existence of WA WMI shall cease, and DE WMI will be the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the Washington Business Corporation Act (the “WBCA”). Without limiting the generality of the foregoing, and subject to Section 259 of the DGCL, at the Effective Time, the separate existence of WA WMI will cease, and DE WMI will possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of WA WMI; and all the rights, privileges, immunities, powers and franchises of WA WMI, and all property, whether real, personal or mixed, all stock registered in the name of WA WMI, and all debts due to WA WMI on whatever account, and all subscriptions and all choses in action of or belonging to WA WMI, will be vested in DE WMI; and all such property, rights, privileges, immunities, powers and franchises will be thereafter as effectually the property of DE WMI as they were of WA WMI, and the title to any real estate vested by deed or otherwise in WA WMI will not revert or be in any way impaired by reason of the Merger but will be vested in DE WMI; and all rights of creditors and all liens upon any property of WA WMI will be preserved unimpaired, and all debts, liabilities and duties of WA WMI will be preserved unimpaired, and all debts, liabilities and duties of WA WMI will attach to DE WMI and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against WA WMI may be prosecuted against DE WMI. All acts, plans, policies, agreements, arrangements, approvals and authorizations of WA WMI and its agents which were valid and effective immediately prior to consummation of the Merger will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of DE WMI and will be as effective and binding thereon, in each case as the same were with respect to WA WMI.

Section 2

Conversion of Shares

2.1 At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the holders of any shares of capital stock of such parties, or any other person or entity:

(a) Each share of Common Stock of DE WMI, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be issued in respect thereof or in exchange therefor.

(b) Each share of Common Stock of WA WMI, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation, par value $0.00001 per share.

(c) Each share of Series A Convertible Preferred Stock of WA WMI, $0.00001 par value per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Series A Convertible Preferred Stock of the Surviving Corporation, par value $0.00001 per share.

(d) Each share of Series B Convertible Preferred Stock of WA WMI, $0.00001 par value per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Series B Convertible Preferred Stock of the Surviving Corporation, par value $0.00001 per share.

Section 3

Exchange of Stock Certificates

3.1 At the Effective Time, any stock certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of capital stock of WA WMI shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent only the number of shares of capital stock of the Surviving Corporation into which such shares of capital stock of WA WMI have been converted in the Merger without any further action on the part of such holder or the Surviving Corporation.

3.2 If, after the Effective Time, a valid certificate previously representing any shares of capital stock of WA WMI is delivered to the Surviving Corporation at its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Surviving Corporation having custody of books and records of the Surviving Corporation, such certificate shall be canceled and the Surviving Corporation shall deliver to the holder of such certificate, in exchange for such valid certificate, a certificate representing the applicable shares of capital stock of the Surviving Corporation.

3.3 Notwithstanding the foregoing, if any certificate that prior to the Effective Time represented shares of capital stock of WA WMI shall have been lost, stolen or destroyed,

then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to the Surviving Corporation, in form and substance reasonably satisfactory to the Surviving Corporation, against any claim that may be made against it with respect to such certificate, the Surviving Corporation shall deliver to such person or entity, in exchange for such lost, stolen or destroyed certificate, a certificate representing the applicable shares of capital stock of the Surviving Corporation.

Section 4

Employee Benefit Plans

4.1 At the Effective Time, the Surviving Corporation shall assume the obligations of WA WMI under, and continue, WA WMI’s 2012 Long-Term Incentive Plan and all other employee benefit plans of WA WMI. Each outstanding and unexercised option, warrant or other right to purchase WA WMI Common Stock or WA WMI Series A or Series B Convertible Preferred Stock (a “Right”) shall become an option, warrant or right to purchase the Surviving Corporation’s Common Stock or Series A or Series B Convertible Preferred Stock, respectively, on the basis of one share of the Surviving Corporation’s Common Stock or Series A or Series B Convertible Preferred Stock, as the case may be, for each one share of WA WMI Common Stock or Series A or Series B Convertible Preferred Stock, as the case may be, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such WA WMI Right at the Effective Time.

4.2 A number of shares of the Surviving Corporation’s Common Stock and Series A and Series B Convertible Preferred Stock shall be reserved for issuance upon the exercise of options, warrants and stock purchase rights equal to the number of shares of WA WMI Common Stock and WA WMI Series A and Series B Convertible Preferred Stock so reserved immediately before the Effective Time.

Section 5

Effective Time

5.1 If the adoption of this Agreement is duly approved by the sole stockholder of DE WMI, and the principal terms of the Merger and the Reincorporation are duly approved by the shareholders of WA WMI, and this Agreement is not terminated in accordance with Section 8 hereof, DE WMI shall execute and file a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL and, immediately thereafter, a certified copy of the Certificate of Merger with the Secretary of State of the State of Washington.

5.2 The Merger shall become effective at the time of the filing of said Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger (the “Effective Time”).

Section 6

Certificate of Incorporation and By-Laws

6.1 At the Effective Time, the Certificate of Incorporation of DE WMI shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit B, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with its terms and the DGCL.

6.2 At the Effective Time, the bylaws of DE WMI shall be amended and restated in the Merger to read in their entirety as set forth in Exhibit C, and as so amended and restated, shall be the bylaws of the Surviving Corporation until further amended in accordance with their terms and the DGCL.

Section 7

Directors and Officers

7.1 The directors and officers of WA WMI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation immediately following the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 8

Amendment and Termination

8.1 At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of DE WMI and/or the approval of the principal terms of the Merger and the Reincorporation by the shareholders of WA WMI, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the Board of Directors of each of DE WMI and WA WMI; provided, however, that after the adoption of this Agreement by the sole stockholder of DE WMI and/or the approval of the principal terms of the Merger and the Reincorporation by the shareholders of WA WMI, no amendment shall be made to this Agreement that by law requires further approval or authorization by the sole stockholder of DE WMI and/or the approval of the principal terms of the Merger and the Reincorporation by the shareholders of WA WMI, without such further approval or authorization.

8.2 At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of DE WMI and/or the approval of the principal terms of the Merger and the Reincorporation by the shareholders of WA WMI, this Agreement and Plan of Merger may be terminated and abandoned by either the Board of Directors of DE WMI or the Board of Directors of WA WMI.

Section 9

Miscellaneous

9.1 Covenants of DE WMI. DE WMI covenants and agrees that it will, before or following the Effective Time:

(a) File a certified copy of the Certificate of Merger with the Secretary of State of the State of Washington; and

(b) Take such other actions as may be required by the WBCA.

9.2 Further Assurances. From time to time, as and when required by DE WMI or by its successors and assigns, there will be executed and delivered on behalf of WA WMI such deeds and other instruments, and there will be taken or caused to be taken by DE WMI and WA WMI such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise in DE WMI the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of WA WMI, and otherwise to carry out the purposes of this Agreement, and the officers and directors of DE WMI will be fully authorized in the name and on behalf of WA WMI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9.3 Governing Law. Except to the extent that the laws of the State of Washington mandatorily apply with respect to the internal affairs of WA WMI, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9.4 Entire Agreement. This Agreement constitutes the complete and entire agreement among the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matter hereof.

9.5 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.6 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

9.7 Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties have signed the same document and each such executed counterpart shall be deemed to be an original instrument. All executed counterparts together shall constitute one and the same instrument.

9.8 Facsimile or Electric Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission and upon such delivery the facsimile signature or other electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, each of DE WMI and WA WMI has caused this Agreement to be executed by a duly authorized officer, as of the 11th day of May, 2015.

WMIH CORP. (a Delaware corporation)

By:	/s/ Charles Edward Smith
Name:	Charles Edward Smith
Title:	President

WMI HOLDINGS CORP. (a Washington corporation)

By:	/s/ Charles Edward Smith
Name:	Charles Edward Smith
Title:	Interim CEO & Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF MERGER

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

Exhibit C

AMENDED AND RESTATED BYLAWS

OF THE SURVIVING CORPORATION